Exhibit 99.1

Atlantic Coast Federal Corporation Declares Quarterly Dividend of $0.15 Per Common Share

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has declared a regular quarterly cash dividend on common stock of $0.15 per share. The dividend will be paid on April 28, 2008, to all stockholders of record as of April 11, 2008.

Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 64% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376